MCF CORPORATION ACQUIRES MEDPANEL, INC., A LEADING PRIMARY RESEARCH FIRM FOCUSED ON
THE HEALTH CARE INDUSTRY

Establishes an immediate recurring revenue stream and enables additional institutional account penetration

San Francisco and Cambridge, Mass. - November 7, 2006 - MCF Corporation (AMEX: MEM) and MedPanel, Inc. announced the signing of a definitive agreement for MCF Corporation to acquire MedPanel, an online medical market intelligence firm. MedPanel serves life sciences companies and health care investors through its proprietary methodologies and vast network of leading physicians, medical researchers, allied health professionals and other important health care constituencies.

Under the agreement, MedPanel becomes Panel Intelligence,SM LLC, a wholly owned subsidiary of MCF Corporation, and will retain the MedPanel brand within the life sciences market. Clients will continue to pay a subscription fee directly to MedPanel for primary research. Both companies anticipate strong growth from MedPanel’s platform, which will benefit MedPanel’s existing health care industry and financial services customers, as well as MCF Corporation’s institutional investors and health care corporate clients.

“MedPanel’s products are an excellent complement to the sell-side research of undiscovered, fast-growing companies that our broker/dealer, Merriman Curhan Ford & Co., currently provides and will enable our sales force to penetrate a broader account base,” said Jon Merriman, chairman and chief executive officer of MCF Corporation. “MedPanel’s ability to capture and deliver deep life sciences knowledge to the marketplace will be a critical, independent research component for our institutional investor clients to make better informed investment decisions. The company will also provide an immediate recurring revenue stream for us. MedPanel is a proven, fast-growing company with a subscription-based business model, seasoned management team and an impressive list of clients. I look forward to working with them.”

“For six years we have specialized in generating secure, compliant, market intelligence from opinion-leading clinicians and administrators, so I’m gratified to announce a deal that will allow us to expand our presence in the life sciences market and obtain a new depth of expertise in serving financial institution clients,” said Will Febbo chief executive officer of MedPanel. “Today’s investor is seeking more information than ever before. MCF Corporation’s broker/dealer, Merriman Curhan Ford & Co., provides differentiated, sell-side research, while MedPanel’s primary research platform answers the demand for rapid, proprietary market intelligence. We are delighted that MCF Corporation recognized the potential of our unique alliance.”

Under the terms of the merger agreement, MCF Corporation will pay $6.5 million in common stock for MedPanel, Inc. Additionally, the selling stockholders will be entitled to additional consideration on the third anniversary from the closing which is based upon MedPanel achieving specific revenue and profitability milestones. The future payment of the incentive consideration will be 50% in cash and 50% in the Company’s common stock and may not exceed $11,455,000. The Company will register the $6.5 million of common stock for resale with the Securities and Exchange Commission prior to the closing of the transaction. The acquisition is subject to the effectiveness of the registration statement with the Securities and Exchange Commission.

Upon the close of the transaction, Febbo will become Chief Executive Officer of Panel Intelligence, LLC, and be appointed to the Board of Directors of MCF Corporation.

Conference Call/Web cast

MCF Corporation will host a conference call for stockholders and analysts this afternoon, November 7, 2006, at 1:30 p.m. (PT) to discuss this announcement and MCF Corporation’s third quarter earnings. The call is expected to last approximately one hour and will feature Chairman and CEO Jon Merriman, Chief Financial Officer John Hiestand, and Executive Vice President Greg Curhan. Will Febbo, CEO and co-founder of MedPanel, Inc., will also be on the call to offer brief remarks and be available for questions. Interested listeners and participants may access the live call by dialing (800) 967-7140 or may access the live Web broadcast at www.mcfco.com.

About MedPanel, Inc.

MedPanel, Inc., a global organization based in Cambridge, Mass., offers a powerful online research platform providing clients greater strategic direction for investment decisions, product development, and marketing. MedPanel offers customized qualitative, quantitative and syndicated health care and medical research, and is best known for its in-depth, customized online focus groups. By leveraging its proprietary methodology and vast network of medical experts, MedPanel is uniquely positioned to provide fast, accurate, unbiased market data and information to clients in the biotechnology, pharmaceutical, medical device, and financial industries.

About MCF Corporation

MCF Corporation (AMEX: MEM) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and wealth management through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC, and MCF Wealth Management, LLC.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on November 7, 2006. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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MCF Corporation Media Contact	MedPanel, Inc. Media Contact
Michael Mandelbaum	Janna Guinen
Mandelbaum & Morgan	Spring Communications
310-785-0810	617-851-0119
michael@mandelbaummorgan.com	jpglive@adelphia.net